Banknorth, National Association

111 Main Street, P.O. Box 409

Burlington, Vermont 05402-0409

April 28, 2005

The Vermont Teddy Bear Co., Inc.

6655 Shelburne Road

Shelburne, VT 05482

Ladies and Gentlemen:

Reference is made to (i) the Loan Agreement, dated September 27, 2002, between The Vermont Teddy Bear Co., Inc., a New York corporation (the "Borrower"), and Banknorth, National Association, a national banking association (the "Bank"), as amended by Amendment No. 1 to Loan Agreement, dated August 29, 2003, between the Borrower and the Bank, Amendment No. 2 to Loan Agreement, dated August 29, 2003, between the Borrower and the Bank, Amendment No. 3 to Loan Agreement, dated September 17, 2004, between the Borrower and the Bank and Amendment No. 4, dated December 28, 2004, between the Borrower and the Bank (as so amended, the "Loan Agreement") and (ii) the related Loan Documents executed in connection with the Loan Agreement. Capitalized terms used herein and not otherwise defined shall have the respective meanings given in the Loan Agreement.

The Borrower has informed the Bank that it intends to enter into a settlement agreement in connection with a legal proceeding pending in the State of New York Supreme Court, County of New York (the "Action"), concerning a lease between the Borrower and 538 Madison Realty Company ("Madison Realty"). The proposed settlement provides for the Borrower to make a payment of not more than $1,150,000 on or before June 30, 2005 and a payment of not more than $1,200,000 on or before June 30, 2006. The Borrower has requested that the Bank modify the definition of EBITDA to add back the one-time charge of $2,350,000 expected to be taken as a result of payment to Madison Realty to settle the Action.

The Borrower has also delivered to the Bank financial projections for the period ending June 30, 2005 showing the pro forma effect of the payment of such settlement amount.

Based upon the information provided by or on behalf of the Borrower to the Bank concerning the settlement of the Action, the Bank hereby agrees that, for purposes of calculating EBITDA (as defined in the Loan Agreement) when measuring, and determining the Borrower's compliance with, the Financial Covenants contained in Section 11 of the Loan Agreement, the Borrower may add back to the calculation of net earnings the one-time charge of $2,350,000 to the extent such charge is directly attributable to payments to be made to Madison Realty to settle the Action, with the understanding that the Borrower's payment shall not exceed $1,150,000 during the Borrower's fiscal year ending June 30, 2005, and shall not exceed $1,200,000 during the Borrower's fiscal year ending June 30, 2006.

By this modification, the Bank does not waive the Borrower's obligations to comply with any other of the provisions, covenants and terms of the Loan Agreement and the other Loan Documents, nor shall it constitute a waiver or release of any other right the Bank may have under the Loan Documents or otherwise at law or in equity. By its execution, the Borrower acknowledges and agrees that the provisions of the Loan Documents, as modified herein, shall remain in full force and effect in accordance with their terms, which Loan Documents are hereby ratified and confirmed by the Borrower. All agreements, representations and warranties contained in the Loan Documents shall survive the execution and delivery of this letter agreement. The modification contained herein is condition upon the Borrower providing to the Bank satisfactory evidence of the Borrower's receipt of such other consents and approvals as may be legally required of Borrower under applicable law or any material contract or agreement to which the Borrower is a party or to which any of its material business assets are bound.

If the foregoing is acceptable to you, please indicate your acceptance by signing in the space provided below.

Sincerely,

BANKNORTH, NATIONAL ASSOCIATION

By: /s/ H. Ellery Perkinson

Name: H. Ellery Perkinson

Title: Vice President

Acknowledged and Agreed:

THE VERMONT TEDDY BEAR CO., INC.

By : /s/ Elisabeth B. Robert

Name: Elisabeth B. Robert

Title: President and duly authorized agent